Exhibit 8.4

Pentair plc P.O. Box 471 Sharp Street Walkden Manchester	Date	19 December 2013
Your ref
	Our ref	JERVISD/246497-000064
	Direct dial	0845 498 4780
davidjervis@eversheds.com
M28 8BU United Kingdom

Dear Ladies and Gentlemen

We have acted as advisers as to English tax law to Pentair plc, a public limited company incorporated in Ireland (“Pentair-Ireland”), in connection with the proposed merger (the “Merger”) of Pentair Ltd., a Swiss company limited by shares (“Pentair-Switzerland”), with and into Pentair-Ireland pursuant to the Merger Agreement (the “Agreement”), dated as of December 10, 2013, by and between Pentair-Switzerland and Pentair-Ireland. At your request, and in connection with the filing of the registration statement of Pentair-Ireland on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the Merger, which Registration Statement includes the Proxy Statement/Prospectus (the “Proxy Statement”), we are rendering our opinion concerning certain U.K. taxation matters in connection with the filing of the Registration Statement set out below. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion, and with the consent of Pentair-Ireland and the consent of Pentair-Switzerland, we are relying upon the truth and accuracy, at all relevant times, of the statements, representations, and warranties as to factual matters contained in the following documents:

1.	The Agreement.

2.	The Registration Statement.

3.	The representations made to us by Pentair-Switzerland in its representation letter dated December 19, 2013.

4.	Such other instruments and documents relating to the organization and operation of Pentair-Ireland and Pentair-Switzerland, and to the consummation of the Merger, as we have deemed necessary or appropriate for purposes of our opinion.

We have not been responsible for verifying the accuracy, completeness or reasonableness of statements of fact, opinion or intention in any documents referred to in this opinion or otherwise.

Eversheds LLP Bridgewater Place Water Lane Leeds LS11 5DR	Tel 0845 497 9797 Fax 0845 498 4994 Int +44 113 243 0391 DX 12027 Leeds-27 www.eversheds.com

Eversheds LLP is a limited liability partnership, registered in England and Wales, registered number OC304065, registered office One Wood Street, London EC2V 7WS. Authorised and regulated by the Solicitors Regulation Authority. A list of the members’ names and their professional qualifications is available for inspection at the above office. For a full list of our offices please visit www.eversheds.com

Date	19 December 2013
Your ref
Our ref	JERVISD/246497-000064
Page	2

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement, without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that documents submitted to us as original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) that the covenants set forth in the Agreement will be complied with.

We have examined the following documents for the purpose of giving this opinion:

1.	merger agreement between Pentair—Switzerland and Pentair—Ireland dated 10 December 2014;

2.	Pentair – Ireland board minutes dated 10 December 2014;

3.	Excerpt of Pentair – Switzerland board minutes dated 10 December 2014;

4.	Deed Poll relating to assets and liabilities of Pentair – Ireland dated 10 December 2014; and

5.	Pentair – Switzerland side letter addressed to Pentair – Ireland dated 10 December 2013.

We have not reviewed any other documents, looked at any other information, carried out any other searches or made any other enquiries for the purposes of our opinion.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement to take action, there is in fact no plan, intention, understanding, or agreement, and such action will not be taken.

Based upon the foregoing, we hereby confirm that the discussion in the Registration Statement under the heading “Material Tax Considerations—U.K. Tax Considerations”, subject to the assumptions and qualifications set forth therein and herein, constitutes our opinion as to the material U.K. Tax consequences of the Merger.

Our opinion expressed herein is based upon existing English law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the U.K. HM Revenue & Customs or the U.K. courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a U.K. court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the U.K. tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or U.K. tax laws or the application or interpretation thereof.

Date	19 December 2013
Your ref
Our ref	JERVISD/246497-000064
Page	3

This opinion is confined to matters of English tax law only as at the date of this opinion. We express no opinion on any other law and, in particular, we express no opinion on European Community law as it effects any jurisdiction other than England and Wales.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this opinion in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

This opinion is governed by and to be construed in accordance with English law. The exclusive place of jurisdiction is England.

Yours faithfully

/s/ Eversheds LLP

Eversheds LLP